Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation in the ChoiceOne Financial Services, Inc. (ChoiceOne) Form 10-K of our report dated March 30, 2021 on the financial statements of ChoiceOne for the years ended December 31, 2020, 2019, and 2018, which is included in Item 8 of the Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

/s/Plante & Moran, PLLC

Auburn Hills, Michigan

March 30, 2021